EXHIBIT 99.1

Atreca Reports Third Quarter 2020 Financial Results and Recent Corporate Developments

SOUTH SAN FRANCISCO, Calif., Nov. 12, 2020 (GLOBE NEWSWIRE) -- Atreca, Inc. (Atreca) (NASDAQ: BCEL), a clinical-stage biotechnology company focused on developing novel therapeutics generated through a unique discovery platform based on interrogation of the active human immune response, today announced financial results for the third quarter ended September 30, 2020, and provided an overview of recent developments.

“We continued to make progress enrolling patients and activating trial sites in our Phase 1b trial of ATRC-101 during the third quarter and anticipate reporting initial summary data in the first half of 2021,” said John Orwin, Chief Executive Officer. “We recently presented preclinical data at SITC 2020 further highlighting the potential for ATRC-101 as a combination therapy with checkpoint inhibitors targeting the PD-1/PD-L1 axis. We expect to initiate combination studies with a checkpoint inhibitor as well as with chemotherapy, and to commence monotherapy expansion cohorts, in 2021.”

Recent Developments and Highlights

  Screening in the Phase 1b first-in-human study evaluating ATRC-101 in patients with select solid tumor cancers is ongoing, and patients are currently being enrolled in the third dose cohort. To date, seven clinical trial sites have been activated, including two additional sites in the third quarter of 2020, and Atreca expects to announce initial summary data from the study in the first half of 2021. In addition to monotherapy expansion cohorts, clinical trials of ATRC-101 in combination with a PD-1 inhibitor and in combination with a chemotherapeutic are planned for 2021.

  Atreca presented two posters describing preclinical evaluations of ATRC-101 at the 35th Annual Meeting of the Society for Immunotherapy of Cancer (SITC 2020). The presentations provide insight into the cooperation between checkpoint inhibitors targeting the PD-1/PD-L1 axis and ATRC-101 as well as the potent single-agent activity of ATRC-101 in syngeneic mouse tumor models. Both posters are currently available on Atreca’s website.

Third Quarter 2020 Financial Results

  As of September 30, 2020, cash, cash equivalents and investments totaled $259.5 million.

  Research and development expenses for the three months ended September 30, 2020 were $16.8 million, including non-cash share-based compensation expense of $1.6 million.

  General and administrative expenses for the three months ended September 30, 2020 were $6.6 million, including non-cash share-based compensation expense of $1.9 million.

  Atreca reported a net loss of $22.9 million, or basic and diluted net loss per share attributable to common stockholders of $0.66, for the three months ended September 30, 2020.

About Atreca, Inc.
Atreca is a biopharmaceutical company developing novel antibody-based immunotherapeutics generated by its differentiated discovery platform. Atreca’s platform allows access to an unexplored landscape in oncology through the identification of unique antibody-target pairs generated by the human immune system during an active immune response against tumors. These antibodies provide the basis for first-in-class therapeutic candidates, such as our lead product candidate ATRC-101. A Phase 1b study evaluating ATRC-101 in multiple solid tumor cancers is currently enrolling patients. For more information on Atreca, please visit www.atreca.com.

Forward-Looking Statements
This release contains forward-looking statements regarding our strategy and future plans, including statements regarding the development of ATRC-101 and our clinical and regulatory plans, and the timing thereof. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as ”continued,” “anticipate,” “potential,” “expect,” “believe,” “planned,” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the initiation, timing, progress and results of our research and development programs, preclinical studies, clinical trials, regulatory submissions, and other matters that are described in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov, including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Atreca, Inc.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30,	December 31,
	2020	2019

ASSETS

Current Assets
Cash and cash equivalents	$133,072	$157,954
Investments	126,192	14,663
Prepaid expenses and other current assets	4,898	3,502
Total current assets	264,162	176,119
Property and equipment, net	7,783	5,771
Long-term investments	205	10,799
Deposits and other	3,043	3,026
Total assets	$275,193	$195,715

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$2,524	$2,133
Accrued expenses	5,309	5,395
Other current liabilities	1,442	419
Total current liabilities	9,275	7,947
Capital lease obligations, net of current portion	17	53
Deferred rent	4,621	763
Total liabilities	13,913	8,763

Stockholders’ equity
Common stock	4	3
Additional paid-in capital	488,593	351,039
Accumulated other comprehensive income	117	16
Accumulated deficit	(227,434)	(164,106)
Total stockholders’ equity	261,280	186,952
Total liabilities and stockholders’ equity	$275,193	$195,715

Atreca, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Expenses
Research and development	$16,808	$12,812	$45,198	$40,447
General and administrative	6,614	4,864	20,195	10,919
Total expenses	23,422	17,676	65,393	51,366
Interest and other income (expense)
Other income	353	619	987	1,805
Interest income	142	1,189	1,082	2,328
Interest expense	(1)	(1)	(3)	(5)
Preferred stock warrant liability revaluation	—	—	—	(123)
Foreign exchange loss	—	(1)	—	(1)
Loss on disposal of property and equipment	—	—	—	(7)
Loss before Income tax expense	(22,928)	(15,870)	(63,327)	(47,369)
Income tax expense	(1)	(1)	(1)	(2)
Net loss	$(22,929)	$(15,871)	$(63,328)	$(47,371)
Net loss per share, basic and diluted	$(0.66)	$(0.57)	$(2.09)	$(4.03)
Weighted-average shares used in computing
net loss per share, basic and diluted	34,723,888	27,949,682	30,313,047	11,747,825

Contacts
Atreca, Inc.
Herb Cross
Chief Financial Officer
info@atreca.com

Investors:
Alex Gray, 650-779-9251, ext. 251
agray@atreca.com

Media:
Sheryl Seapy, 213-262-9390
sseapy@w2ogroup.com
Source: Atreca, Inc.